Exhibit 99.1

ExamWorks Reports Fourth Quarter 2013 Financial Results;

Record Revenues of $158.8 million; Record Adjusted EBITDA of $25.6 million;

Announces Completion of Additional Acquisition;

Strong Organic Growth Continues;

Provides 2014 Guidance

ATLANTA, GA. February 25, 2014 – ExamWorks Group, Inc. (NYSE: EXAM), a leading provider of independent medical examinations (“IMEs”), peer reviews, bill reviews and related services, today reported financial results for the fourth quarter and full year of 2013.

Fourth Quarter 2013 Highlights

●

Revenues for the fourth quarter of 2013 were $158.8 million, an increase of $19.2 million, or 13.8%, over the year-ago quarter revenues of $139.6 million. The increase in revenues was primarily due to organic growth of 11.9% and, to a lesser extent, acquisition growth of 1.9%. Acquisitions completed in the fourth quarter of 2013 contributed approximately $300,000 of revenues during the quarter.

●

On a pro forma basis, revenues of $160.1 million for the fourth quarter of 2013 represent an increase of $16.1 million, or 11.2%, over the year-ago quarter pro forma revenues of $144.0 million. Excluding the impact of currency, revenues would have grown by 12.7% over the prior year pro forma quarter. Pro forma revenues assume that acquisitions completed in 2012 and 2013 were completed on January 1, 2011 and 2012, respectively.

●

Adjusted EBITDA for the fourth quarter of 2013 was $25.6 million (16.1% of revenues), an increase of $5.3 million, or 26.1%, over the year-ago quarter adjusted EBITDA of $20.3 million. Acquisitions completed in the fourth quarter of 2013 contributed approximately $30,000 of Adjusted EBITDA during the quarter. Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss below and is not a substitute for the GAAP equivalent.

Full Year 2013 Highlights

●

Revenues for the year ended 2013 were $616.0 million, an increase of $94.8 million, or 18.2%, over the year-ago revenues of $521.2 million. The increase in revenues was primarily due to acquisition growth of 10.9% and, to a lesser extent, organic growth of 7.3%. Acquisitions completed in 2013 contributed approximately $300,000 of revenues in 2013.

●

On a pro forma basis, revenues of $622.3 million for the year ended 2013 represent an increase of $43.4 million, or 7.5%, over the year-ago pro forma revenues of $578.9 million. Excluding the impact of currency, revenues would have grown by 8.8% over the prior year pro forma revenue. Pro forma revenues assume that acquisitions completed in 2012 and 2013 were completed on January 1, 2011 and 2012, respectively.

●

Adjusted EBITDA for the year ended 2013 was $97.5 million (15.8% of revenues), an increase of $17.7 million, or 22.2%, over the year-ago adjusted EBITDA of $79.8 million. Acquisitions completed in 2013 contributed approximately $30,000 of Adjusted EBITDA during 2013. Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss below and is not a substitute for the GAAP equivalent.

Other Highlights

●	Generated $36.4 million of cash flow from operations in 2013.

●	Repaid $51.8 million of debt in 2013 and ended the year with total leverage of 3.43x.

●

Announced the acquisition of Assess Medical, an IME business based in Sydney, Australia. Below is a summary of acquisitions completed in December 2013, January 2014 and February 2014 for an aggregate purchase price of approximately $100.0 million with aggregate annual revenues and adjusted EBITDA of $53.0 million and $15.0 million, respectively.

o	AGS Risk Limited (December 10, 2013) – United Kingdom
o	Evaluation Resource Group (December 20, 2013) – United States
o	Cheselden (January 13, 2014) – United Kingdom
o	Newton Medical Group (January 16, 2014)- United States
o	Gould & Lamb (February 3, 2014) – United States
o	Assess Medical (February 14, 2014) - Australia

Commentary

Commenting on today's earnings announcement, James K. Price, Chief Executive Officer of ExamWorks, said: “We are pleased to welcome into the ExamWorks family six acquired businesses that add to our services, scale and footprint. Acquisitions continue to be an important part of our growth strategy and we expect these and others in the future to also contribute nicely to our top line and EBITDA growth. As our momentum continues, we are extremely excited about our market position and the opportunities in the year ahead.”

Richard E. Perlman, Executive Chairman of ExamWorks, said: “Our 2013 results and expectations for 2014 speak of a vision and business model that is working, and working well. The success of our strategy continues to prove itself in market share gains and continuing and strong organic growth, particularly and most recently in the U.S. We will continue to build a solid business that uses its geographic presence and scale to meet its customers’ increasingly sophisticated needs and continues to create value through growth, profitability and predictable revenue and cash generating ability.”

Financial Review

Revenues – For the three months ended December 31, 2013, revenues were $158.8 million, an increase of 13.8% over the $139.6 million in revenues in the fourth quarter of 2012. The increase in revenues was primarily due to organic growth of 11.9% and, to a lesser extent, acquisition growth of 1.9%. Acquisitions completed in the fourth quarter of 2013 contributed approximately $300,000 to revenues during the quarter.

On a pro forma basis, for the three months ended December 31, 2013, revenues were $160.1 million, an increase of 11.2% over the $144.0 million in pro forma revenues in the fourth quarter of 2012. The increase in pro forma revenues was driven by growth in the United States, the United Kingdom and Canada.

Below is a table presenting our pro forma revenues and growth rates for each of the regions we serve and separately for the AGS Risk Limited and Evaluation Resource Group acquisitions completed in December 2013 (the “2013 Acquisitions”). The numbers presented below are pro forma for the effect of acquisitions completed in 2012 and 2013.

Pro Forma Revenues
	(In thousands except %)
	Three Months Ended December 31,				Year Ended December 31,
	2012	2013	As Reported	Constant FX (a)	2012	2013	As Reported	Constant FX (a)
United States	$82,673	$94,183	13.9%	13.9%	$352,817	$374,817	6.2%	6.2%
United Kingdom	35,804	39,472	10.2%	9.4%	131,279	143,117	9.0%	10.5%
Australia	16,936	16,710	-1.3%	10.5%	61,474	66,650	8.4%	15.6%
Canada	7,139	8,145	14.1%	20.7%	28,166	31,131	10.5%	14.6%
Subtotal	142,552	158,510	11.2%	12.7%	573,736	615,715	7.3%	8.6%

2013 Acquisitions	1,408	1,612	14.5%	12.7%	5,137	6,628	29.0%	31.1%

Total	$143,960	$160,122	11.2%	12.7%	$578,873	$622,343	7.5%	8.8%

(a) The constant FX columns represent growth rates excluding the effects of currency.

Costs of revenues – For the three months ended December 31, 2013, costs of revenues were $105.0 million, an increase of 13.4% over the $92.6 million in costs of revenues in the fourth quarter of 2012. The increase was primarily due to increased medical panel fees resulting from higher revenues. Costs of revenues as a percentage of revenues for the fourth quarter of 2013 were 66.1%, a slight improvement over the prior year quarter and the result of increased revenues and positive operating leverage. Included in costs of revenues in the fourth quarter of 2012 and 2013 are approximately $750,000 and $700,000 of share-based compensation expenses, respectively.

Selling, general and administrative expenses (“SGA”) – For the three months ended December 31, 2013, SGA expenses were $34.9 million, an increase of 20.8% over the $28.9 million in SGA expenses in the fourth quarter of 2012. The increase was primarily due to higher share based compensation expenses in the fourth quarter of 2013 when compared to the prior year quarter. Included in SGA expenses in the fourth quarter of 2013 are $4.2 million in share-based compensation expenses and $1.7 million in acquisition-related transaction costs and other expenses. Included in SGA expenses in the fourth quarter of 2012 are $439,000 in share-based compensation expenses and $944,000 in acquisition-related transaction costs and other expenses.

Depreciation and amortization expenses (“D&A”) – For the three months ended December 31, 2013, D&A expenses were $14.7 million, a decrease of 9.8% over the $16.3 million in D&A expenses in the fourth quarter of 2012. The decrease was primarily due to intangible assets becoming fully amortized in 2013. For the three months ended December 31, 2013, depreciation expense was $1.5 million and amortization expense was $13.2 million.

Interest and other expenses, net – For the three months ended December 31, 2013, interest and other expenses, net were $7.1 million, a decrease of 9.0% over the $7.8 million in interest and other expenses, net in the fourth quarter of 2012. The Company repaid $51.8 million of debt in 2013 resulting in lower interest costs when compared to prior year.

Adjusted EBITDA – For the three months ended December 31, 2013, adjusted EBITDA was $25.6 million, an increase of 26.1% over the $20.3 million in adjusted EBITDA in the fourth quarter of 2012.

Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss below and is not a substitute for the GAAP equivalent.

Other financial data – We generated $13.6 million of cash flow from operations in the fourth quarter of 2013 and $36.4 million of cash flow from operations during 2013, after the $22.5 million bond interest payments made in January and July 2013. We repaid $19.0 million of debt during the fourth quarter of 2013 and repaid $51.8 million in 2013. We ended the quarter with $12.8 million of cash on hand, $333.3 million of total debt and total leverage as calculated under our credit facility of approximately 3.43x.  As of the end of the quarter, our committed availability under our credit facilities was approximately $230 million, of which approximately $130 million was immediately available and the balance of approximately $100 million was available to fund future acquisitions.

Business Outlook

ExamWorks is providing the following business outlook for the first quarter and full year of 2014:

●

First quarter 2014 reported revenues are expected to range between $165 million and $170 million and include an estimated $1.0 million unfavorable impact due to currency as compared to prior year reported revenues. This guidance implies a growth rate on an as reported basis ranging between 11% and 14%. Organic growth is expected to range between 5% and 7% and includes the impact of severe weather on our US business, primarily in the Northeast.

●

First quarter 2014 reported adjusted EBITDA margins are expected to be approximately 16% of reported revenues. This adjusted EBITDA margin reflects the seasonal impact of certain expenses, such as employer taxes.

●

Full year 2014 reported revenues are expected to increase between 13.5% and 15.5% from our 2013 reported revenues of approximately $616.0 million. Organic growth, on a constant currency basis, is expected to range between 6.5% and 8.5%, with the balance being growth from acquisitions completed in December 2013, January 2014 and February 2014.

●

Full year 2014 adjusted EBITDA margins are expected to range between 16.5% and 17.5% of reported revenues. On a quarterly basis, adjusted EBITDA margins as a percentage of revenue may fluctuate between 16% and 18%.

About ExamWorks Group

ExamWorks Group, Inc. is a leading provider of independent medical examinations (“IMEs”), peer and bill reviews, Medicare compliance and related services. We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services. ExamWorks is focused on providing clients a national presence while maintaining the local service and capabilities they need and expect.

Non-GAAP Financial Measures

In connection with the ongoing operation of our business, our management regularly reviews Adjusted EBITDA, a non-GAAP financial measure, to assess our performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, acquisition-related transaction costs, share-based compensation expenses, and other expenses. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure, acquisition-related costs, income tax status, and other items of a non-operational nature that affect comparability.

We believe that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as ours for the reasons discussed above. Additionally, Adjusted EBITDA is used to measure certain financial covenants in our credit facility. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors as well as in our incentive compensation programs for our employees.

Non-GAAP information should not be construed as an alternative to GAAP information, as the items excluded from the non-GAAP measures often have a material impact on our financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

Below is a table presenting a reconciliation to Adjusted EBITDA from net loss, the most comparable GAAP measure, for each of the periods indicated.

Forward Looking Statements

Statements made in this press release that express ExamWorks' or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements, which ExamWorks intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate," or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes. Forward-looking statements may include information concerning ExamWorks' possible or assumed future results of operations, including descriptions of ExamWorks' revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to ExamWorks' operations and business environment, all of which are difficult to predict and many of which are beyond ExamWorks' control. Although ExamWorks believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many uncertainties and factors could affect ExamWorks' actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: our ability to implement our growth strategy and acquisition program; our ability to integrate completed acquisitions; our expansion into international markets; our ability to secure additional financing; regulation of our industry; our information technology systems; our ability to protect our intellectual property rights and other information; our ability to compete successfully with our competitors; our ability to retain qualified physicians and other medical providers for our medical panel; our ability to obtain, retain and grow customer relationships; our ability to provide accurate health-related risk assessment analyses of data; our ability to retain key management personnel; and restrictions in our credit facility, senior notes indenture and future indebtedness. In addition, the risks discussed in our periodic reports, registration statements and other filings with the Securities and Exchange Commission could cause actual results to differ materially from the results anticipated by forward-looking statements.

You should keep in mind that any forward-looking statement made by ExamWorks herein, or elsewhere, speaks only as of the date on which made. ExamWorks expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in ExamWorks' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

ExamWorks will host a conference call to discuss the results and other matters at 5:00 p.m. Eastern Time. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (877) 703-6108 in the U.S. or (857) 244-7307 internationally with access code 99448534. A live webcast of the call is also accessible through the Investor Relations section of the company’s web site at http://investorrelations.examworks.com/.

Following the conclusion of the call, a replay of the webcast will be available at the Company`s web site within two hours. Alternatively, a telephonic replay of the call will be available at 9:00 p.m. Eastern Time, and can be accessed until March 4th, 2014 at midnight Eastern Time, by calling (888) 286-8010 in the U.S. or (617) 801-6888 internationally, with access code 27220269.

CONTACT:

ExamWorks Group, Inc.

J. Miguel Fernandez de Castro

404-952-2400

Senior Executive Vice President and Chief Financial Officer

investorrelations@examworks.com

SOURCE: ExamWorks Group, Inc.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2012	2013	2012	2013

Revenues	$139,637	$158,811	$521,237	$616,016
Costs and expenses:
Costs of revenues	92,575	104,996	344,051	405,329
Selling, general and administrative expenses	28,868	34,917	113,510	133,870
Depreciation and amortization	16,306	14,690	58,551	62,748
Total costs and expenses	137,749	154,603	516,112	601,947
Income from operations	1,888	4,208	5,125	14,069
Interest and other expenses, net:
Interest expense, net	7,814	7,092	27,968	29,531
Other (income) expense, net	—	3	(226)	211
Gain on interest rate swap	(56)	—	(225)	(101)
Realized foreign currency loss	—	—	534	—
Total interest and other expenses, net	7,758	7,095	28,051	29,641
Loss before income taxes	(5,870)	(2,887)	(22,926)	(15,572)
Benefit for income taxes	(3,187)	(1,297)	(7,987)	(5,356)
Net loss	$(2,683)	$(1,590)	$(14,939)	$(10,216)

Per share data:
Net loss per share:
Basic and diluted	$(0.08)	$(0.04)	$(0.44)	$(0.29)

Weighted average number of common shares outstanding:
Basic and diluted	34,287,093	36,319,032	34,141,098	35,315,185

Adjusted EBITDA	$20,332	$25,565	$79,789	$97,461

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	December 31,	December 31,
Assets	2012	2013
Current assets:
Cash and cash equivalents	$8,627	$12,829
Accounts receivable, net	144,676	169,905
Other receivables	21	—
Prepaid expenses	5,336	5,785
Deferred tax assets	16	433
Other current assets	1,213	1,298
Total current assets	159,889	190,250
Property, equipment and leasehold improvements, net	10,333	10,950
Goodwill	370,143	369,312
Intangible assets, net	152,896	94,864
Long-term accounts receivable, less current portion	31,708	35,952
Deferred tax assets, noncurrent	4,173	21,491
Deferred financing costs, net	10,258	8,193
Other assets	1,101	1,501
Total assets	$740,501	$732,513
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$46,940	$52,672
Accrued expenses	35,995	38,448
Accrued interest expense	10,918	10,431
Deferred revenue	3,951	5,795
Current portion of subordinated unsecured notes payable	275	318
Current portion of contingent earnout obligation	91	2,032
Current portion of working capital facilities	5,983	—
Other current liabilities	5,973	6,438
Total current liabilities	110,126	116,134
Senior unsecured notes payable	250,000	250,000
Senior secured revolving credit facility and working capital facilities, less current portion	128,402	82,970
Long-term subordinated unsecured notes payable, less current portion	300	—
Long-term contingent earnout obligation, less current portion	—	2,373
Other long-term liabilities	7,525	8,165
Total liabilities	496,353	459,642
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; Authorized 50,000,000 shares; no shares issued and outstanding at December 31, 2012 and December 31, 2013	—	—
Common stock, $0.0001 par value; Authorized 250,000,000 shares; issued and outstanding 34,341,360 and 36,928,212 shares at December 31, 2012 and December 31, 2013, respectively	3	4
Additional paid-in capital	285,938	333,996
Accumulated other comprehensive income (loss)	3,183	(5,937)
Accumulated deficit	(36,488)	(46,704)
Treasury stock, at cost; Outstanding 905,349 shares at December 31, 2012 and December 31, 2013	(8,488)	(8,488)
Total stockholders’ equity	244,148	272,871
Total liabilities and stockholders’ equity	$740,501	$732,513

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the year ended December 31,
	2012	2013

Operating activities:
Net loss	$(14,939)	$(10,216)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on interest rate swap	(225)	(101)
Depreciation and amortization	58,551	62,748
Amortization of deferred rent	(82)	(370)
Share-based compensation	13,756	17,157
Excess tax benefit related to share-based compensation	(2,853)	(6,610)
Provision for doubtful accounts	2,852	4,751
Amortization of deferred financing costs	2,190	2,191
Deferred income taxes	(21,201)	(18,021)
Other	(31)	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(24,666)	(31,112)
Prepaid expenses and other current assets	(64)	(552)
Accounts payable and accrued expenses	8,300	15,625
Accrued interest expense	671	(487)
Deferred revenue and customer deposits	2,425	1,676
Other liabilities	93	(324)
Net cash provided by operating activities	24,777	36,355
Investing activities:
Purchases of equipment and leasehold improvements, net	(5,841)	(6,544)
Cash paid for acquisitions, net	(108,970)	(3,318)
Working capital and other settlements for acquisitions	427	(569)
Proceeds from foreign currency net investment hedge	—	1,421
Other	—	(1,144)
Net cash used in investing activities	(114,384)	(10,154)
Financing activities:
Net borrowings (repayments) under senior secured revolving credit facility	94,640	(54,273)
Proceeds from the exercise of options and warrants	2,258	24,261
Excess tax benefit related to share-based compensation	2,853	6,610
Net borrowings (repayments) under working capital facilities	(6,279)	2,772
Purchases of stock for treasury	(387)	—
Payment of deferred financing costs	(1,074)	(172)
Repayment of subordinated unsecured notes payable	(2,193)	(270)
Other	(94)	—
Net cash provided by (used in) financing activities	89,724	(21,072)
Exchange rate impact on cash and cash equivalents	94	(927)
Net increase in cash and cash equivalents	211	4,202
Cash and cash equivalents, beginning of year	8,416	8,627
Cash and cash equivalents, end of year	$8,627	$12,829

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Reconciliation to Adjusted EBITDA

(In thousands)

(Unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2012	2013	2012	2013
Reconciliation to Adjusted EBITDA:
Net loss	$(2,683)	$(1,590)	$(14,939)	$(10,216)
Share-based compensation expense (1)	1,194	4,923	13,756	17,157
Depreciation and amortization	16,306	14,690	58,551	62,748
Acquisition-related transaction costs	385	1,041	1,655	2,134
Other expenses (2)	559	703	702	1,353
Interest and other expenses, net	7,758	7,095	28,051	29,641
Benefit for income taxes	(3,187)	(1,297)	(7,987)	(5,356)
Adjusted EBITDA	$20,332	$25,565	$79,789	$97,461

(1)

Share-based compensation expense of $692,000 and $2.9 million is included in costs of revenues for the three and twelve months ended December 31, 2013, and the remainder is included in SGA expenses. Share-based compensation expense of $755,000 and $3.0 million is included in costs of revenues for the three and twelve months ended December 31, 2012, and the remainder is included in SGA expenses.

(2)	Other expenses consist principally of integration related expenses, such as facility termination, severance and relocation costs, associated with our acquisition strategy.